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FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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Expires:         January 31, 2005
Estimated average burden
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(Print or Type Responses)
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
1.  Name and Address of Reporting Person                             2. Date of Event
                                                                        Requiring
                                                                        Statement
                                                                        03/28/2002

Taylor's Industrial Services, LLC


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     (Last)                (First)               (Middle)            3. IRS
                                                                        Identification Number
                                                                        of Reporting Person,
                                                                        if an entity
151 Wardell Road                                                        (voluntary)

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                           (Street)




 Tinton Falls            New Jersey              07753
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    (City)                 (State)               (Zip)




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4.  Issuer Name and Ticker or Trading Symbol


     PH Group Inc.    /    PHHH


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5.  Relationship of Reporting Person(s) to Issuer                    6. If Amendment, Date of
                        (Check all applicable)                          Original

    _______ Director             X    10% Owner                          (Month/Day/Year)
                              -------

    _______ Officer (give     _______ Other (specify
                    title                    below)
                    below)                                           7.  Individual or Joint/Group
                                                                         Filing (Check Applicable
                                                                         Line)
                          ------------------------                    X  Form filed by One
                                                                     --- Reporting Person

                                                                     ___ Form filed by More than
                                                                         One Reporting Person

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                                     Table I  Non-Derivative Securities Beneficially Owned
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
1.  Title of Security             2. Amount of Securities         3. Ownership        4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                       Beneficially Owned              Form:  Direct        (Instr. 5)
                                     (Instr. 4)                      (D) or Indirect
                                                                     (I)  (Instr. 5)
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     Common Stock                        1,538,380                        D
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                                                                          (Over)
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
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FORM 3 (continued)           Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1.  Title of Derivative Security                             2.  Date Exercisable         3.  Title and Amount of Securities
    (Inst. 4)                                                    and Expiration Date          Underlying Derivative Security
                                                                 (Month/Day/Year)             (Instr. 4)

                                                             -------------------------------------------------------------------
                                                                                                                     Amount or
                                                             Date          Expiration                                Number of
                                                             Exercisable   Date                     Title            Shares
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None

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4. Conversion or        5. Ownership           6. Nature of Indirect
   Exercise Price          Form of                Beneficial Ownership
   of Derivative           Derivative             (Instr. 5)
   Security:               Securities:
                           Direct (D) or
                           Indirect (I)
                           (Instr. 5)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




 * If the form is filed by more than one reporting, person, see Instruction
   5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





     /s/ Christopher A. Filos                                April 8, 2002
     ----------------------------------------             ------------------
         **Signature of Reporting Person                         Date
         Christopher A. Filos, Managing Member
         Taylor's Industrial Services, LLC

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